Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review and Third Quarter 2017 Results

ONEONTA, Alabama (November 6, 2017) – Otelco Inc. (NASDAQ: OTEL), a wireline telecommunications provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced the refinancing of its long-term debt, the completion of its strategic alternatives review and results for its third quarter ended September 30, 2017.

Highlights of Otelco’s new long-term debt agreement led by CoBank, ACB include:

•	Five-year term loan of $87.0 million that replaces Otelco’s previous senior and subordinated term loans, the principal amounts of which had been reduced by $13.3 million since February 2016.
•	Current interest rate of LIBOR plus an applicable margin (currently 4.50%), with reductions in the applicable margin as leverage declines, providing significant savings relative to Otelco’s previous debt facilities.
•	$5.0 million undrawn revolving loan.
•	Quarterly principal repayment of approximately $1.1 million.
•	Ability to pay dividends to shareholders beginning in 2018, subject to compliance with certain covenants.
•	Potential to expand the term loan by an additional $20.0 million.
•	No prepayment penalties.

Key third quarter 2017 financial highlights for Otelco include:

•	Total revenues of $16.9 million.
•	Operating income of $4.9 million.
•	Net income of $1.6 million.
•	Consolidated EBITDA (as defined below) of $6.9 million.

New Long-Term Debt Facility

On November 2, 2017, Otelco refinanced its credit facilities with a new $92 million, five-year credit facility from a consortium of banks led by CoBank, ACB. The new facility includes an $87.0 million term loan and a $5.0 million revolving loan, which is undrawn. Proceeds from the new term loan and cash on hand were used to repay Otelco’s previous term loans and fees associated with the transaction. The new facility reduces the effective interest rate on the Company’s debt by more than 400 basis points and supports Otelco’s continued focus on reducing leverage. The lower interest rate is expected to reduce cash interest expense in 2018 by more than $3.5 million compared with the former facilities. The new credit

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

facility allows the Company, subject to being in compliance with certain covenants, to pay dividends to its shareholders and redeem stock beginning in 2018. The new facility also includes a $20.0 million accordion feature available over the life of the facility.

“We’re pleased to have successfully closed this refinancing with Otelco and look forward to a continuing strong partnership with them as their primary lender and financial services provider,” said Kevin Oliver, CoBank Lead Relationship Manager and Managing Director of the bank’s Communications Banking Division.

“Partnering with CoBank will allow Otelco to free up cash from interest payments for investment in the business, repay additional debt and provide the capacity to pay dividends to our shareholders,” added Rob Souza, President and Chief Executive Officer of Otelco. “CoBank understands the needs of rural telecommunications companies and the support being provided by the FCC’s Alternate Connect America Model (or “ACAM”) program to build out stronger and more versatile networks to serve the needs of our customers. Together, we form a strong partnership to support our customers and our shareholders.”

Strategic Alternatives Review Completion

The Company has concluded its previously announced review of strategic alternatives. These alternatives included a broad range of merger, sale and acquisition transactions, among other things. The Company and its financial advisor, The Bank Street Group LLC, contacted a wide range of prospective financial and strategic partners to determine their levels of interest in a sale, merger or other transaction involving the Company. However, none of the parties contacted by the Company or The Bank Street Group LLC presented a transaction that Otelco’s board of directors determined to be viable or in the best interests of the Company and its shareholders.

Similarly, in 2014, the Company engaged a nationally recognized investment banker to explore strategic alternatives. Comparable to the recently concluded process, the alternatives explored included a broad range of merger and sale transactions with both potential financial and strategic partners. Although that process was comprehensive, none of the parties contacted during that process presented a transaction that Otelco’s board of directors determined to be viable or in the best interests of the Company and its shareholders.

The Company periodically receives indications of interest and has discussions regarding possible strategic alternatives. The Company intends to consider any proposals it receives in the future that could result in the creation of shareholder value.

“We believe the wireline telecommunications industry, in particular the rural wireline industry, would benefit from further consolidation. We will continue to look for opportunities to participate in that consolidation. In the meantime, Otelco remains focused on reducing our leverage. Our strong cash flow generation has enabled the Company to refinance our debt, significantly lower our cost of capital and provide the ability to return capital to shareholders through dividends,” commented Stephen McCall, Chairman of the Otelco Board of Directors. “The Board remains committed to maximizing shareholder value and will pursue any reasonable alternatives that present themselves.”

Third Quarter 2017 Financial Results

During third quarter 2017, Otelco’s net income was $1.6 million, compared to $1.1 million in the same period of 2016. For the nine months ended September 30, 2017, the Company’s net income was $4.7 million, compared to $4.2 million in the same period of 2016. Stable access revenue associated with the

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

FCC’s-ACAM program in the five states where the program is applicable and effective cost and expense management were the primary factors driving the improvement. The ACAM program provides a known level of support for ten years to enhance and build out the Company’s broadband network to provide increased speed and accessibility to customers. The increase in capital invested in its network this quarter and year-to-date reflects the Company’s commitment to the build-out required by the program.

Consolidated EBITDA of $6.9 million for third quarter 2017 was $0.2 million higher than the same period in 2016. Consolidated EBITDA was $21.1 million for the nine months ended September 30, 2017, including the $0.2 million positive impact of CoBank dividends in the first quarter of 2017. During third quarter 2017, the Company made a $3.0 million additional principal payment to further reduce its senior debt as part of its plan to reduce leverage toward current industry norms and to prepare for replacing its credit facilities, as noted above. The improved terms of the new facility reflect the lending institutions’ recognition of the continuing strength of Otelco’s operations. The Company’s total leverage ratio, net of cash, at September 30, 2017, as defined and calculated below, was 2.87.

Consolidating and streamlining the business operations remains a strategic focus of the business. The Company is making significant progress in replacing its billing and operations support systems with a common platform across its entire operation. “Our current bill cycles were changed on October 1, 2017, to common dates in preparation for the system conversion in 2018,” noted Rob Souza, President and Chief Executive Officer of Otelco. “Training on the new system begins in fourth quarter 2017. Carrier billing conversion to the new system begins during first quarter 2018 with end-user billing to follow in second quarter 2018. Over the past six months, we have converted our organization from a geography-based design to a functional structure with sales, customer service and technical operations teams functioning together across our geographic footprint. The combination of a functionally aligned organization with a single operations and billing system will enhance customer service, improve operational efficiency and have a positive impact on Otelco’s financial performance.”

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

Third Quarter 2017 Financial Summary

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Change
	2017	2016	Amount	Percent
Revenues	$16,946	$17,389	$(443)	(2.5)%
Operating income	$4,914	$4,561	$353	7.7%
Interest expense	$(2,567)	$(2,728)	$(161)	(5.9)%
Net income available to stockholders	$1,589	$1,125	$464	41.2%
Basic net income per share	$0.47	$0.34	$0.13	38.2%
Diluted net income per share	$0.46	$0.33	$0.13	39.4%

Consolidated EBITDA(1)	$6,934	$6,695	$239	3.6%
Capital expenditures	$2,193	$1,896	$297	15.7%

	Nine Months Ended September 30,		Change
	2017	2016	Amount	Percent
Revenues	$51,732	$52,111	$(379)	(0.7)%
Operating income	$14,987	$14,206	$781	5.5%
Interest expense	$(7,749)	$(7,931)	$(182)	(2.3)%
Net income available to stockholders	$4,733	$4,199	$534	12.7%
Basic net income per share	$1.41	$1.28	$0.13	10.2%
Diluted net income per share	$1.37	$1.24	$0.13	10.5%

Consolidated EBITDA(1)	$21,137	$21,376	$(239)	(1.1)%
Capital expenditures	$5,951	$4,111	$1,840	44.8%

Reconciliation of Consolidated EBITDA to Net Income					Twelve Months
	Three Months Ended September 30,		Nine Months Ended September 30,		Ended September 30,
	2017	2016	2017	2016	2017
Net income	$1,589	$1,125	$4,733	$4,199	$5,679
Add: Depreciation	1,746	1,757	5,225	5,328	7,034
Interest expense less interest income	2,260	2,408	6,822	6,847	9,211
Interest expense - amortize loan cost	307	320	927	1,083	1,241
Income tax expense	758	708	2,709	2,700	3,667
Amortization - intangibles	88	225	290	743	433
Stock-based compensation (board & senior management)	72	112	237	312	342
Loan fees	114	40	194	164	233
Consolidated EBITDA(1)	$6,934	$6,695	$21,137	$21,376	$27,840

(1)	Consolidated EBITDA is defined as consolidated net income (loss) plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facilities. The lenders under the Company’s credit facilities utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhance understanding of the Company’s financial performance and highlight operational trends. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

Otelco Inc. - Key Operating Statistics

(unaudited)

As of	December 31,		March 31,	June 30,	September 30,	% Change from
	2015	2016	2017	2017	2017	June 30, 2017
Business/Enterprise
CLEC
Voice lines	18,606	17,034	16,852	16,582	16,491	(0.5)%
HPBX seats	10,880	11,487	11,532	11,322	11,410	0.8%
Data lines	3,629	3,655	3,315	3,435	3,342	(2.7)%
Wholesale network lines	2,743	2,570	2,584	2,521	2,548	1.1%
RLEC
Voice lines	16,123	16,621	16,359	15,853	15,530	(2.0)%
Data lines	1,539	1,634	1,624	1,625	1,621	(0.2)%
Access line equivalents(1)	53,520	53,001	52,266	51,338	50,942	(0.8)%

Residential
CLEC
Voice lines	225	199	192	631	638	1.1%
Data lines	2,432	2,291	2,275	2,882	2,851	(1.1)%
RLEC
Voice lines	23,143	20,978	20,556	20,154	19,659	(2.5)%
Data lines	20,089	19,622	19,562	19,421	19,175	(1.3)%
Other services	3,728	3,682	3,665	3,633	3,632	(0.0)%
Access line equivalents(1)	49,617	46,772	46,250	46,721	45,955	(1.6)%

Otelco access line equivalents(1)	103,137	99,773	98,516	98,059	96,897	(1.2)%

(1)	The Company defines access line equivalents as retail and wholesale voice lines, data lines (including cable modems, digital subscriber lines, other broadband connections and dedicated data access trunks) and other services (including entertainment and security services).

The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlight operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of September 30, 2017.

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

Total leverage ratio, net of cash
as of September 30, 2017
($000)

Senior notes payable	$69,717
Debt issuance costs	3,158
Senior notes outstanding	$72,875

Subordinated notes payable	$15,176
Debt issuance costs	634
Subordinated notes outstanding	$15,810

Total notes outstanding	$88,685
Less cash	(8,855)
Notes outstanding, net of cash	$79,830
Consolidated EBITDA for the last twelve months	$27,840

Total leverage ratio, net of cash	2.87

FINANCIAL DISCUSSION FOR THIRD QUARTER 2017:

Revenues

Total revenues decreased 2.5% in the three months ended September 30, 2017, to $16.9 million from $17.4 million in the three months ended September 30, 2016. The industry-wide decrease in revenue associated with residential voice service, including long distance, and lower Hosted PBX equipment sales were the primary factors affecting revenue. The table below provides the components of the Company’s revenues for the three months ended September 30, 2017, compared to the same period of 2016.

	Three Months Ended
	September 30,		Change
	2017	2016	Amount	Percent
	(dollars in thousands)
Local services	$5,584	$6,003	$(419)	(7.0)%
Network access	5,334	5,279	55	1.0%
Internet	3,954	3,981	(27)	(0.7)%
Transport services	1,156	1,179	(23)	(2.0)%
Video and security	747	719	28	3.9%
Managed services	171	228	(57)	(25.0)%
Total	$16,946	$17,389	$(443)	(2.5)%

Local services revenue decreased 7.0% in the three months ended September 30, 2017, to $5.6 million from $6.0 million in the three months ended September 30, 2016. The decline in RLEC residential voice access lines and related revenue, such as long distance, accounted for a decrease of $0.3 million. A portion of the RLEC decrease is recovered through the CAF, which is categorized as interstate access revenue. Hosted PBX equipment sales declined $0.2 million, as more new customers combined hardware and service in their long-term agreements. These declines were partially offset by an increase in municipal services revenue. Network access revenue increased 1.0% in the three months ended September 30, 2017, to slightly more than $5.3 million from slightly less than $5.3 million in the three months ended September 30, 2016. ACAM revenue and related transition payments and CAF revenue increased $2.5 million. These increases were partially offset by a $2.1 million decrease in interstate switched access, including universal service funding. End-user based fees decreased $0.2 million and

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

special access charges decreased by $0.1 million. Internet revenue decreased 0.7% in the three months ended September 30, 2017, to just under $4.0 million, which was the same as in the three months ended September 30, 2016. Increased revenue from higher data speeds and pricing were offset by a small decrease in internet subscribers. Transport services revenue decreased 2.0% in the three months ended September 30, 2017, to just under $1.2 million which was the same as in the three months ended September 30, 2016. Wide Area Network services decreased $0.1 million, reflecting customer churn and market pricing which was partially offset by an increase in $0.1 million in wholesale transport services. Video and security revenue in the three months ended September 30, 2017, increased 3.9% from the three months ended September 30, 2016, to remain at slightly more than $0.7 million in both periods reflecting increases in IPTV, pay-per-view and security revenue, partially offset by decreases in digital services. Managed services revenue decreased 25.0% in the three months ended September 30, 2017, to just under $0.2 million from just over $0.2 million in the three months ended September 30, 2016, reflecting a decrease in professional services and cloud hosting revenue.

Operating Expenses

Operating expenses in the three months ended September 30, 2017, decreased 6.2% to $12.0 million from $12.8 million in the three months ended September 30, 2016. Cost of services decreased 4.4% to $7.6 million in the three months ended September 30, 2017, from slightly less than $8.0 million in the three months ended September 30, 2016. Access, toll and reciprocal compensation expense decreased $0.3 million; loop and circuit expense decreased $0.1 million; Hosted PBX equipment expense decreased $0.2 million; and marketing and product management expense decreased $0.2 million. These decreases were partially offset by an increase of $0.3 million in plant operations expense, including costs associated with new municipal services, and $0.1 million in internet and cable expense. Selling, general and administrative expenses decreased 10.4% to $2.6 million in the three months ended September 30, 2017, from $2.9 million in the three months ended September 30, 2016. Decreases of $0.2 million in legal expense; $0.2 million in human resources and accounting expense; $0.1 million in cloud hosting expense; and $0.1 million in uncollectible and property tax expense were partially offset by increases of $0.1 million each in loan fees; training expense associated with the new billing and operations support system; and the substitution of a cash-based senior incentive compensation plan in 2017 for the stock-based plan in place in 2016. Depreciation and amortization decreased 7.5% in the three months ended September 30, 2017, to $1.8 million from $2.0 million in three months ended September 30, 2016. The amortization of the telephone plant adjustment decreased $0.1 million. Cable depreciation and amortization of other intangible assets decreased $0.1 million, driven primarily by the end of amortization of intangibles associated with acquisitions.

Operating Income

Operating income in the three months ended September 30, 2017, increased 7.7% to $4.9 million from $4.6 million in the three months ended September 30, 2016, primarily related to cost and expense management.

Interest Expense

Interest expense in the three months ended September 30, 2017, decreased 5.9% to $2.6 million from $2.7 million in the three months ended September 30, 2016. The lower outstanding balance on the senior credit facility accounted for the decrease. The Company prepaid an additional $3.0 million of principal on the senior credit facility during third quarter 2017. As noted earlier, the Company has refinanced its credit facility on November 2, 2017, which will reduce its effective interest rate approximately four percentage points. The new facility matures in November 2022.

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

Net Income

Reflecting the changes noted above, net income increased 41.2% to $1.6 million for the three months ended September 30, 2017, when compared to $1.1 million for the three months ended September 30, 2016, primarily driven by cost and expense reductions and network access revenue stability associated with the FCC’s ACAM program.

Consolidated EBITDA

Based on the changes noted above, Consolidated EBITDA increased by $0.2 million to $6.9 million for the three months ended September 30, 2017, when compared to $6.7 million for the three months ended September 30, 2016. Consolidated EBITDA was $21.1 million for the nine months ended September 30, 2017, compared to $21.4 million for the nine months ended September 30, 2016. The annual CoBank dividend was $0.4 million lower in 2017 compared to 2016. Stock-based compensation and other excluded expenses are added back in the calculation of Consolidated EBITDA. See financial tables for a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of September 30, 2017, the Company had cash and cash equivalents of $8.9 million compared to $10.5 million at the end of 2016. Excluding the additional prepayment of $3.0 million made during the third quarter on its senior credit facility as part of its strategy to reduce its leverage, cash grew $1.4 million, reflecting the continuing strength of the Company’s operations. Total notes payable as of September 30, 2017, was $88.7 million. The $5.0 million revolver remains undrawn.

Capital Expenditures

Capital expenditures were $2.2 million for the three months ended September 30, 2017, compared to $1.9 million in the same period in 2016. The buildout requirements of the ACAM program and the Company’s plans to convert its billing and operations support systems to a single platform are primarily responsible for this increase. The Company’s new credit facility does not place specific limitations on capital expenditures, allowing the Company more flexibility on investing in its business.

Second Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, November 7, 2017, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (719) 457-1035 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.OtelcoInc.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 2890133.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With approximately 97,000 voice and data access lines and other related services, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

wholesale communications services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$8,855	$10,538
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $206 and $187, respectively	4,637	5,035
Other	1,709	1,528
Materials and supplies	2,847	2,184
Prepaid expenses	1,606	2,912
Total current assets	19,654	22,197

Property and equipment, net	50,078	49,271
Goodwill	44,976	44,976
Intangible assets, net	1,433	1,785
Investments	1,637	1,821
Other assets	248	222
Total assets	$118,026	$120,272

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$1,344	$1,477
Accrued expenses	5,316	4,730
Advance billings and payments	1,655	1,487
Customer deposits	62	62
Current maturity of long-term notes payable, net of debt issuance cost	2,976	6,071
Total current liabilities	11,353	13,827

Deferred income taxes	28,280	28,280
Retirement of CoBank equity	2,401	1,987
Other liabilities	21	26
Long-term notes payable, less current maturities and debt issuance cost	81,917	86,860
Total liabilities	123,972	130,980

Stockholders' deficit
Class A Common Stock, $.01 par value-authorized 10,000,000 shares; issued and outstanding 3,346,689 and 3,291,750 shares, respectively	34	33
Additional paid in capital	4,214	4,186
Accumulated deficit	(10,194)	(14,927)
Total stockholders' deficit	(5,946)	(10,708)
Total liabilities and stockholders' deficit	$118,026	$120,272

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$16,946	$17,389	$51,732	$52,111

Operating expenses
Cost of services	7,610	7,958	23,468	23,963
Selling, general and administrative expenses	2,588	2,888	7,762	7,871
Depreciation and amortization	1,834	1,982	5,515	6,071
Total operating expenses	12,032	12,828	36,745	37,905

Income from operations	4,914	4,561	14,987	14,206

Other income (expense)
Interest expense	(2,567)	(2,728)	(7,749)	(7,931)
Other income	-	-	204	624
Total other expense	(2,567)	(2,728)	(7,545)	(7,307)

Income before income tax expense	2,347	1,833	7,442	6,899
Income tax expense	(758)	(708)	(2,709)	(2,700)

Net income	$1,589	$1,125	$4,733	$4,199

Weighted average number of common shares outstanding:
Basic	3,346,689	3,283,177	3,346,689	3,283,177
Diluted	3,445,632	3,384,308	3,445,632	3,380,178

Basic net income per common share	$0.47	$0.34	$1.41	$1.28

Diluted net income per common share	$0.46	$0.33	$1.37	$1.24

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Otelco Announces Debt Refinancing, Completion of Strategic Alternatives Review

and Third Quarter 2017 Results

November 6, 2017

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$4,733	$4,199
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	5,225	5,328
Amortization	290	743
Amortization of loan costs	927	929
Loss on extinguishment of debt	-	155
Provision for uncollectible accounts receivable	290	271
Stock-based compensation	237	311
Payment in kind interest - subordinated debt	237	194
Changes in operating assets and liabilities
Accounts receivable	(73)	(194)
Materials and supplies	(663)	(326)
Prepaid expenses and other assets	1,280	1,481
Accounts payable and accrued expenses	453	654
Advance billings and payments	582	(77)
Other liabilities	(3)	(5)
Net cash from operating activities	13,515	13,663

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(5,951)	(4,111)
Net cash used in investing activities	(5,951)	(4,111)

Cash flows used in financing activities:
Loan origination costs	(77)	(5,242)
Principal repayment of long-term notes payable	(9,125)	(102,052)
Proceeds from loan refinancing	-	100,300
Retirement of CoBank equity	164	-
Tax withholdings paid on behalf of employees for restricted stock units	(209)	(109)
Net cash used in financing activities	(9,247)	(7,103)

Net (decrease) increase in cash and cash equivalents	(1,683)	2,449
Cash and cash equivalents, beginning of period	10,538	6,884

Cash and cash equivalents, end of period	$8,855	$9,333

Supplemental disclosures of cash flow information:
Interest paid	$6,654	$6,065

Income taxes paid	$1,802	$1,197

Conversion of Class B common stock to Class A common stock	$-	$2

Issuance of Class A common stock	$1	$1

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